EXHIBIT 99.2
OSI Pharmaceuticals Presents Research Data on its Dipeptidyl Peptidase IV Inhibitor, PSN9301, at the 41st Annual Meeting of the European Association for the Study of Diabetes
     MELVILLE, N.Y., Sep 15, 2005 (BUSINESS WIRE) — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that (OSI) Prosidion, its UK subsidiary focused on the discovery and development of diabetes and obesity therapeutics, presented preclinical research data on its Dipeptidyl Peptidase IV (DPIV) inhibitor, PSN9301, during the European Association for the Study of Diabetes 41st Annual Meeting held from September 10th — 15th in Athens, Greece. PSN9301 is a novel oral DPIV inhibitor currently undergoing Phase II clinical trials where its efficacy and safety are being evaluated in type 2 diabetic patients.
     Effects of Dipeptidyl Peptidase IV Inhibitor PSN9301 and Metformin Alone and in Combination on Glucose Tolerance and Body Weight in the fa/fa Zucker Rat, and in a Polygenetic Rat Model of Diabetes, J.G. McCormack, Ph.D., D.Sc et al (Abstract #789)
     PSN9301’s rapid onset, and relative short duration, of action facilitate an optimal meal-related dosing regimen, which may enhance the physiological gain from meal-related increases in incretin hormone levels (such as GLP-1) and reduce unwanted effects on other DPIV substrates between meals (“inter-prandial sparing”). Incretin hormones are secreted by specific cells located in the small intestine in response to food intake and act to stimulate insulin release.
     Researchers from OSI’s diabetes and obesity subsidiary (OSI) Prosidion presented data assessing the acute and subchronic anti-diabetic efficacy of PSN9301 in both mono- and poly-genetic animal models in comparison to, and in combination with, Metformin. In the male diabetic fa/fa Zucker rat model as well as in the poly-genetic Diet-Induced-Obese (DIO) rat model, sub-chronic administration of PSN9301 increased blood glucose clearance to a similar degree to Metformin, and its combination with Metformin further improved glucose homeostasis compared to Metformin and PSN9301 alone. In the DIO rat PSN9301 in combination with Metformin was further able to reduce body weight gain over the two-week study period compared to Metformin and PSN9301 alone. The results of these studies indicate that the combined administration of PSN9301 plus Metformin may be a highly promising therapeutic approach especially in obese type 2 diabetics.
     “We believe that PSN9301 provides us with a differentiated and competitive agent in the DP-IV arena and we look forward to data from the Phase II PSN9301 study by the end of 2005,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion.
About OSI Pharmaceuticals
     OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world.
     (OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. Other product candidates include a glycogen phosphorylase inhibitor currently in a Phase I clinical trial and a glucokinase activator scheduled to enter a Phase I clinical trial in 2005. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK.
     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
SOURCE: OSI Pharmaceuticals, Inc.
OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (representing OSI)
Justin Jackson, 212-213-0006